Exhibit 10.7

STOCK OPTION AGREEMENT

Under the Tidewater 1992 Stock Option and

Restricted Stock Plan

THIS AGREEMENT is agreed to and entered into as of March 19, 1997 by and between TIDEWATER INC. (the “Company”) and                      (the “Optionee”).

1. Stock Option. Pursuant to the Company’s 1992 Stock Option and Restricted Stock Plan (the “Plan”) and subject to the terms and conditions of this Agreement, the Company hereby grants to Optionee the option (the “Option”) to purchase up to              shares of the Company’s common stock, par value $.10 per share, to be issued upon the exercise hereof, fully paid and nonassessable. The shares granted herein are designated either “incentive stock options” or “nonqualified stock options”, pursuant to Sections 5 and 6 of the Plan.

2. Exercise of Option. The option to purchase provided in Paragraph 1 may be exercised in amounts up to the number of shares specified in Paragraph 3 below, during the time periods therein indicated by written notice delivered to the Company. Such notice shall:

a.	State the number of shares with respect to which the option is being exercised.

b.	Specify a date (the “Option Exercise Date”), not less than fifteen days after the date of such notice, as the date on which the shares will be taken up and payment made therefor in cash, certified or bank cashier’s check, or, within the sole discretion of the Committee described in the Plan, by the delivery of Company common stock of the same class as the class subject to option under this Agreement. (Any such shares so delivered by an Optionee in payment for the exercise of a stock option are deemed to have a value equivalent to the closing price reported on the New York Stock Exchange consolidated tape on the Option Exercise Date.)

c.	State Optionee’s preference for the method of payment. If Optionee’s preference for payment includes the delivery of already owned stock for all or any part of the option exercised, the Committee described in the Plan shall consider Optionee’s request and notify Optionee of its determination prior to the transaction date designated in Optionee’s notice whenever possible.

If any law or regulation requires the Company to take any action with respect to the shares specified in such notice prior to delivery, then the date for the delivery of such shares against payment therefor shall be extended for the period necessary to take such action. In the event of any failure to take up and pay for the number of shares specified in such notice on the date set forth therein, as the same may be extended as provided above, Optionee may withdraw such notice, and the option as to such shares covered by the notice shall continue as though the notice were never given or made.

3. When Exercisable. The Option hereby granted may be exercised according to the following schedule, as to the number of incentive stock option and/or nonqualified stock option shares indicated:

Date Exercisable	Incentive Stock Option	Non-Qualified Stock Option Shares

All amounts shall be cumulative, and Optionee may exercise the option at any time after the date indicated. In no event shall any option hereby granted be exercisable after ten years from the date of this Agreement.

4. Purchase Price. The purchase price per share shall be $43.625 for each share purchased pursuant to exercise of this Option or any part hereof.

5. Employment Condition. Except as otherwise provided in Sections 6 or 8d of the Agreement or Section 20 of the Plan, this option shall be exercisable only if the Optionee is an employee of the Company at the time of exercise. However, the Company shall not be obligated to retain the Optionee in its employ.

6. Termination of Employment or Death. In the event of Optionee’s termination of employment in any manner other than retirement or death prior to the exercise of the option hereby granted, then any unexercised option or unexercised portion thereof hereunder shall lapse. If Optionee’s employment is terminated by reason of retirement (be it early, normal or deferred retirement as those terms are understood under the Company’s Pension Plan) within the option period, any unexercised option or unexercised portion thereof may be exercised by the Optionee at any time within one year following the effective date of retirement, if otherwise exercisable by the Optionee at the date of retirement, but not thereafter. If Optionee should die while he is an employee of the Company or any subsidiary of the Company, any option or unexercised portion thereof granted to him, if otherwise exercisable by the Optionee at the date of death, may be exercised by his personal representatives, heirs or legatees (according to the disposition made by the Optionee at his death) at any time prior to the expiration of one year from the date of death of the Optionee.

7. Listing. The Company shall not be required to issue or deliver any certificate for its capital shares purchased upon the exercise of this Option prior to the admission of such shares to listing on any stock exchange on which the shares of the Company may at that time be listed. In the event of the exercise of this Option with respect to any shares subject hereto, the Company shall make prompt application for such listing.

8. Adjustments in Stock. The following rules shall apply for adjustments in stock for the Option provided in Paragraph 1:

a.	Stock Dividends. If a dividend shall be declared upon Company Stock payable in shares of said stock, the number of shares of Company Stock subject to this Option shall be adjusted by adding to each such share the number of shares which would be distributable thereon if such share had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend.

b.	Reorganization. Etc. In the event that the outstanding shares of Company Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, or otherwise, then there shall be substituted for each share of Company Stock subject to this Option the number and kind of shares of stock or other securities which would have been substituted therefor if such share had been outstanding on the date fixed for determining the shareholders entitled to receive such substituted stock or other securities.

c.	Other Changes in Stock. In the event there shall be any changes, other than as specified in subparagraphs a. and b. of this Paragraph 8, in the number or kind of outstanding shares of Company Stock or of any stock or other securities into which such Company Stock shall be changed or for which it shall have been exchanged, then and if the Board of Directors shall in its discretion determine that such change equitably requires an adjustment in the number or kind of shares subject to this Option, such adjustments shall be made by the Board of Directors and shall be effective and binding for al purposes of the Agreement.

d.	Acceleration. The date the Option is exercisable is subject to acceleration as provided in Section 20 of the Plan which is incorporated herein by reference. In addition to all events described in Section 20 of the Plan pursuant to which Options become exercisable in full, the Option shall be exercisable in full, whether or not otherwise exercisable, for a period of 30 calendar days from the Acceleration Date, as defined below:

The “Acceleration Date” is the date upon which there occurs an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of more than 30% of the Company’s outstanding shares of common stock (“Shares”); except

(a)	any acquisition of Shares directly from the Company,

(b)	any acquisition of Shares by the Company,

(c)	any acquisition of Shares by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(d)	any acquisition of Shares by any corporation pursuant to a definitive agreement to merge or consolidate the Company with or into another corporation or to sell all or otherwise dispose of all or substantially all of the Company’s assets (a “Business Combination”), if, following such Business Combination,

(i) all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding common stock and the Company’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively I of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which, for purposes of this paragraph (i) and paragraphs (ii) and (iii), shall include a corporation which as a result of such transaction controls the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), and

(ii) except to the extent that such ownership existed prior to the Business Combination, no person (excluding any corporation resulting from such Business Combination or any employee benefit plan or related trust of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 30% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(e)	General Adjustment Rules. No adjustment or substitution provided for in this paragraph shall require the Company to sell a fractional share under this Agreement, and the total substitution or adjustment with respect to this Agreement shall be limited by deleting any fractional share. In the case of any such substitution or adjustment, the option price per share in each such stock option agreement shall be equitably adjusted by the Company to reflect the greater or lesser number of shares of stock or other securities into which the stock subject to the Option may have been changed.

9. No Rights to Option Stock. The Optionee shall have no rights as a shareholder in respect of shares to which the Option provided in Paragraph 1 shall not have been exercised and payment made as herein provided, and he shall have no rights with respect to such shares not expressly conferred by this Agreement. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such stock certificate is issued except as is made pursuant to Paragraph 8 above.

10. Shares Reserved. The Company shall at all times during the term of this Agreement reserve and keep available such number of its common shares as will be sufficient to satisfy the requirements of this Agreement, and the Company shall pay all fees and expenses necessarily incurred by the Company in connection with issuance of such shares.

11. Nonassignabilitv. This Option shall not be encumbered or disposed of in whole or in part. No Option shall be assignable or transferable by the Optionee except by will or by the laws of descent and distribution. During the life of the Optionee, the Option shall be exercisable only by him.

12. Effect Upon Employment. This Agreement shall not prevent the Company from terminating the employment of the Optionee at any time.

13. Compliance with Securities laws. It is the intention of the Company to effect full compliance with all securities and other applicable laws in respect of the sale of shares pursuant to the exercise of Options hereunder and subsequent resales by the Optionee. The Company shall not be required to sell and deliver shares hereunder upon exercise of this Option in whole or in part until the Optionee shall have made such representations and agreed to the legending of stock certificates in a fashion as may reasonably be required by the Company’s counsel to effect compliance with all applicable securities or other laws.

14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors, executors, administrators and heirs of the respective parties.

15. Inconsistent Provisions and Interpretation of Plan Provisions. The shares granted hereby are subject to the provisions of the Plan as in effect on the date hereof and as it may be amended. In the event any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control. The Committee has confirmed that (a) the proper interpretation of the Plan is that the 30-day exercisability period provided for therein in the event of a change of control of the Company, as described therein shall not be affected by the termination of employment of the optionee at the time of the change of control or during such 30-day period and (b) the proper interpretation of §7 of the Plan is that the Option, whether non-qualified or incentive, shall be accelerated and exercisable in full upon a change of control.

16. Force and Effect. The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of anyone provision shall have no effect on the continuing force and effect of the remaining provisions of this Agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

TIDEWATER INC.

By:
President and Chief Executive Officer

By: